Exhibit 4.1

Supplemental Indenture

SUPPLEMENTAL INDENTURE, dated as of August 3, 2010 (this “Supplemental Indenture”), among YRC Worldwide Inc., a Delaware corporation (the “Company”), the subsidiaries party hereto, as guarantors, and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company, the subsidiaries party thereto, as guarantors (the “Guarantors”), and the Trustee executed and delivered an Indenture, dated as of February 23, 2010 (the “Indenture”), providing for the issuance of an aggregate principal amount of up to $70,000,000 of the Company’s 6% Convertible Senior Notes due 2014 (the “Securities”) (capitalized terms used herein but not otherwise defined have the meanings ascribed thereto in the Indenture);

WHEREAS, $49,800,000 in aggregate principal amount of the Securities have heretofore been issued and are outstanding;

WHEREAS, the Company wishes to issue the remaining $20,200,000 aggregate principal amount of the Securities available under the Indenture (the “Additional Securities”);

WHEREAS, the Company and the Guarantors wish to amend and supplement the Indenture and the Securities prior to issuing the Additional Securities, and obtain from the Holders waivers of certain restrictive provisions in the Indenture (collectively, the “Amendments”);

WHEREAS, Article IX of the Indenture provides that the Indenture and the Securities may be amended and supplemented, and their provisions waived, in certain circumstances, with or without the consent of the Holders;

WHEREAS, Section 9.02 of the Indenture provides, among other things, that the Company, the Guarantors and the Trustee together may amend or supplement the Indenture or the Securities, and the Holders may waive compliance by the Company with the restrictive provisions of the Indenture with the written consent of each Holder affected;

WHEREAS, the Company has obtained from the Holders of all of the outstanding Securities Acts of Holders evidencing their consent to the Amendments; and

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company and the Guarantors; and

WHEREAS, the Company has requested that the Trustee join in the execution and delivery of this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

AMENDMENTS AND WAIVERS

Section 1.1 Form of Global Securities. The Indenture is hereby amended and supplemented by providing an additional form of Global Securities, attached hereto as Exhibit A-3, in connection with the issuance of the Additional Securities. The definition of Global Securities is hereby amended and supplemented to include the form of the Securities attached hereto as Exhibit A-3. All references in the Indenture (but not in the exhibits thereto) to Exhibit A-1 are deemed to include also a reference to Exhibit A-3.

Section 1.2 Form of Certificated Securities. The Indenture is hereby amended and supplemented by providing an additional form of Certificated Securities, attached hereto as Exhibit A-4, in connection with the issuance of the Additional Securities. The definition of Certificated Securities is hereby amended and supplemented to include the form of the Securities attached hereto as Exhibit A-4. All references in the Indenture (but not the exhibits thereto) to Exhibit A-2 are deemed to include also a reference to Exhibit A-4.

Section 1.3 Changes to Securities and Exhibits A-1 and A-2. Paragraph 1 of the outstanding Securities, and Exhibits A-1 and A-2, are hereby amended to add the words “as of the close of business” immediately succeeding the phrase “to Holders of record.”

Section 1.4 Waivers and Agreements.

(a) Pursuant to Section 10.10 of the Indenture, the Company has delivered to the Trustee on the date of this Supplemental Indenture an Officers’ Certificate setting forth a temporary increase in the Conversion Rate and a corresponding decrease in the Conversion Price as determined by the Company pursuant to and in accordance with the provisions of Section 10.14 of the Indenture, to be effective during the period set forth on such Officers’ Certificate (the “Adjustment Period”). Pursuant to Section 9.02 of the Indenture, Holders representing all of the issued and outstanding Securities hereby waive: (i) the compliance by the Company of any and all of the notice, filings, mailing or notice period requirements set forth in Sections 10.10 and 10.14 of the Indenture in connection with the adjustments to the Conversion Rate and Conversion Price as set forth in such Officers’ Certificate delivered to the Trustee on the date of this Supplemental Indenture and (ii) the requirement that the Company pay to the Holders a Make Whole Premium upon conversion of the Securities (with respect to the $590,000 in aggregate principal amount of Securities or portions thereof indentified in column 3 of Annex I of such Officers’ Certificate) by such Holder pursuant to Article X of the Indenture or under the requirements set forth in paragraph 8 of such Securities during the Adjustment Period for any conversions made at the Conversion Rate and Conversion Price as set forth in the Officers’ Certificate delivered to the Trustee and any Conversion Agent on the date of this Supplemental Indenture.

(b) Pursuant to the Officers’ Certificate, and only during the Adjustment Period, the Company has waived the requirement that a Holder comply with any of the conditions set forth

2

in clause (ii) or (iii) of Section 10.02 of the Indenture and the corresponding requirements set forth in paragraph 8 of the Securities prior to the Conversion Date. The Holders hereby agree to use commercially reasonable efforts to satisfy the requirements of such clauses promptly after the Conversion Date to the extent any such documents are reasonably requested by the Conversion Agent to be delivered to the Conversion Agent.

Section 1.5 Amendments to Section 10.02 of the Indenture. Section 10.02 of the Indenture is amended as follows:

(a) by adding the following sentence as a new sentence to Section 10.02 of the Indenture to come immediately following the second sentence of the first paragraph of such Section:

“Notwithstanding the foregoing, the Company may waive the requirement that a Holder comply with any of the conditions set forth in clause (ii) or (iii) above and the corresponding requirements set forth in paragraph 8 of the Securities prior to the Conversion Date so long as such Holder agrees in writing to use commercially reasonable efforts to satisfy the requirements of any such clauses promptly after the Conversion Date to the extent any such documents are reasonably requested by the Conversion Agent to be delivered to the Conversion Agent, and the Company and a Holder may agree upon an alternate form of conversion notice to be provided to the Conversion Agent under this Section 10.02 and paragraph 8 of the Securities, which waiver or agreement, as the case may be, may be specified in an Officers’ Certificate delivered by the Company to the Trustee and any Conversion Agent.”;

(b) by deleting the phrase “the Company shall deliver to the Holder through the Conversion Agent” in the last sentence of the first paragraph of such Section and replacing it with the phrase “the Company shall deliver or caused to be delivered through the Company’s Common Stock transfer agent”; and

(c) by adding the following proviso as a new clause to Section 10.02 of the Indenture to come immediately prior to the period at the end of the second sentence of the third paragraph of such Section:

“; provided, however, to the extent that the Company waives the requirement of such Holder to make any such payment and gives notice of such waiver to the Conversion Agent in an Officers’ Certificate delivered by the Company to the Conversion Agent, then no such payment shall be required to be delivered by such Holder under this Section 10.02 or pursuant to the penultimate sentence of the second paragraph of paragraph 8 of the Securities, and the Company may specify in such Officers’ Certificate its election to pay interest to such Holder in respect of the entire principal amount of any Securities surrendered for conversion during any period between the record date for an interest payment and the related interest payment date as though such conversion did not occur prior to such interest payment date”.

Section 1.6 Amendment to Section 10.16 of the Indenture. Section 10.16 of the Indenture hereby is amended as follows:

(a) by adding the following clause as a new clause to Section 10.16 of the Indenture to come immediately prior to the period at the end of the first sentence of such Section:

3

“, and shall apply pro rata to all Securities issued under the Indenture”; and

(b) by adding the following two sentences as new sentences to Section 10.16 of the Indenture to come immediately following the second sentence of such Section:

“The limitation set forth in this Section 10.16 shall not apply on a pro rata basis to otherwise limit the number of shares that can be issued by the Company upon the conversion of the Securities during the period specified in the Officers’ Certificate delivered by the Company to the Trustee on the date of this Supplemental Indenture setting forth a temporary increase in the Conversion Rate and a corresponding decrease in the Conversion Price; provided that immediately following the end of the period specified in such Officers’ Certificate, the application of the limitation on conversion on a pro rata basis set forth in this Section 10.16 shall be reinstated. Notwithstanding the foregoing, all of the shares of Common Stock issued by the Company upon conversion of the Securities during the period in which the increased Conversion Rate is in effect as set forth in the Officers’ Certificate delivered by the Company to the Trustee on the date of this Supplemental Indenture will be included in any calculation to determine whether the limitation on the maximum number of shares of Common Stock issuable in respect of the Securities set forth in this Section 10.16 is then applicable.”

ARTICLE II

MISCELLANEOUS

Section 2.1 Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company, the Guarantors and the Trustee, the Indenture and the Securities shall be amended and supplemented, and the provisions of the Indenture waived, in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

Section 2.2 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.3 Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 2.4 Confirmation and Preservation of Indenture. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

Section 2.5 Conflict with the Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be a part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

4

Section 2.6 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or the Securities, express or implied, shall give to any person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities.

Section 2.8 Successors. All agreements of the Company and the Guarantors shall bind their successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 2.9 Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

Section 2.10 Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Securities relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 2.11 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 2.12 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Supplemental Indenture by telecopy or other electronic transmission shall be effective as delivery of an original manually executed counterpart of this Supplemental Indenture.

Section 2.13 Headings. The Article and Section headings herein are inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 2.14 Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not those of the Trustee and the Trustee assumes no responsibility for their correctness.

*        *        *         *        *

5

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

YRC WORLDWIDE INC.

By:
Name:
Title:

GUARANTORS:

IMUA HANDLING CORPORATION

By:
Name:	Brenda Stasiulis
Title:	Vice President - Finance

ROADWAY LLC

By:
Name:	Phil J. Gaines
Title:	Senior Vice President - Finance

ROADWAY NEXT DAY CORPORATION

By:
Name:	Phil J. Gaines
Title:	Senior Vice President - Finance

USF GLEN MOORE INC.

By:
Name:	Phil J. Gaines
Title:	Senior Vice President - Finance

USF HOLLAND INC.

By:
Name:	Jeff Coltrin
Title:	Vice President - Finance

USF REDDAWAY INC.

By:
Name:	Thomas S. Palmer
Title:	Vice President - Finance and Chief Financial Officer

USF SALES CORPORATION

By:
Name:	Paul F. Liljegren
Title:	Vice President

YRC ENTERPRISE SERVICES, INC.

By:
Name:	Phil J. Gaines
Title:	Senior Vice President and Chief Financial Officer

YRC INC.

By:
Name:	Phil J. Gaines
Title:	Senior Vice President and Chief Financial Officer

YRC LOGISTICS SERVICES, INC.

By:
Name:	Brenda Stasiulis
Title:	Vice President - Finance

YRC REGIONAL TRANSPORTATION, INC.

By:
Name:	Paul F. Liljegren
Title:	Vice President - Finance

YRC LOGISTICS GLOBAL, LLC

By:
Name:	Brenda Stasiulis
Title:	Vice President - Finance

YRC LOGISTICS, INC.

By:
Name:	Brenda Stasiulis
Title:	Vice President - Finance

GLOBE.COM LINES, INC.

By:
Name:	Brenda Stasiulis
Title:	Vice President - Finance

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE

By:
Name:
Title:

EXHIBIT A-3

[FORM OF FACE OF GLOBAL SECURITY]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS TO NOMINEES OF THE DEPOSITORY TRUST COMPANY, OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN ARTICLE TWO OF THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

A-3-1

YRC WORLDWIDE INC.

6% Convertible Senior Notes due 2014

No.: [ ]	CUSIP: [ ]

Issue Date: [ ], 201[ ]	Principal Amount: $[ ]

YRC WORLDWIDE INC., a Delaware corporation, promises to pay to Cede & Co. or registered assigns, the Principal Amount as set forth on Schedule I hereto, on February 23, 2014 (the “Stated Maturity”), subject to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place. This Security is convertible as specified on the other side of this Security.

Interest Payment Dates: February 15 and August 15, commencing August 15, 2010

Record Dates: February 1 and August 1 (August     , 2010 in the case of the August 15, 2010 interest payment date in respect of Securities originally issued on August     , 2010)

YRC WORLDWIDE INC.

By:
Name:
Title:

A-3-2

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:

A-3-3

[FORM OF REVERSE SIDE OF NOTE]

YRC WORLDWIDE INC.

6% Convertible Senior Notes due 2014

1.	Interest.

This Security shall accrue interest at an initial rate of 6% per annum. The Company promises to pay interest on the Securities in cash semiannually on each February 15 and August 15, commencing August 15, 2010, to Holders of record at the close of business on the immediately preceding February 1 and August 1 (August     , 2010 in the case of the August 15, 2010 interest payment date in respect of Securities originally issued on August     , 2010), respectively, whether or not such day is a Business Day. Interest on the Securities will accrue from the most recent date to which interest has been paid, or if no interest has been paid, from February 23, 2010, until the Principal Amount is paid or duly made available for payment. The Company will pay interest on any overdue Principal Amount at the interest rate borne by the Securities at the time such interest on the overdue Principal Amount accrues, compounded semiannually, and it shall pay interest on overdue installments of interest and Liquidated Damages, if any (without regard to any applicable grace period), at the same interest rate compounded semiannually. Interest on the Securities will be computed on the basis of a 360-day year comprised of twelve 30-day months. Upon the occurrence and during the continuation of an Event of Default, the interest rate applicable hereunder shall be increased by 2% per annum.

Notwithstanding the foregoing, and provided that the payment of the interest in shares of Common Stock would not result in a violation or violations of the limitation on conversion set forth in Section 10.16 of the Indenture, to the extent that (i) the Company is not permitted to pay the entire amount of interest then due and payable on this Security and the other Securities issued pursuant to the Indenture (such amount of interest that is not paid in cash, “Bank Restricted Interest”) pursuant to the terms of any Financing Facility as in effect of the date of the Indenture or (ii) the Company and its Subsidiaries, collectively, determine in their reasonable judgment that they lack sufficient funds to necessary to pay the entire amount of the interest then due and payable on this Security and the other Securities issued pursuant to the Indenture or is otherwise deferring scheduled payments of interest, commitment fees and letter of credit fees any Financing Facility (provided that the Company and its Subsidiaries would be deemed to have sufficient funds to the extent they had available borrowing capacity under the Financing Facilities or other lines of credit or sources of capital that is permitted to be used for this purpose) (such amount of interest for which sufficient funds are lacking, together with Bank Restricted Interest, “Restricted Interest”), the Company may elect to pay Restricted Interest due on this Security by issuing shares of Common Stock that are qualified for registration with the SEC upon the resale of such shares by the holder thereof and listed or quoted on a Principal Market in an amount of shares equal to the quotient of (x) the amount of such Restricted Interest then due on this Security divided by (y) the Restricted Interest Conversion Price (as hereinafter defined), rounded up to the nearest whole share of Common Stock; provided that such rounding shall be with respect to all Restricted Interest then due to the Holder under this Security and any other Securities owned by the Holder. On or prior to the record date immediately preceding the interest payment date for which Restricted Interest will be paid, the Company must give written

A-3-4

notice to the Trustee and file a Current Report on Form 8-K of its intention to issue shares of Common Stock in respect of Restricted Interest and the amount of Restricted Interest per $1,000 in principal amount of Securities.

For the purposes hereof, (i) “Principal Market” shall mean The NASDAQ Global Select Market or such other stock exchange or electronic quotation system on which the Common Stock is listed or quoted as of the applicable Trading Day; (ii) “Restricted Interest Conversion Price” shall mean the product of (x) 95% multiplied by (y) the simple arithmetic average of the Weighted Average Price of the shares of Common Stock (as reported by Bloomberg) for each of the five (5) consecutive Trading Days ending on the second (2nd) Trading Day immediately preceding the interest payment date to which such Restricted Interest relates; provided that in no event shall the Restricted Interest Conversion Price be less than $0.38 per share of Common Stock (as appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction) or greater than the Conversion Price then in effect; and (iii) “Weighted Average Price” shall mean for the Common Stock as of any date, the dollar volume-weighted average price for the Common Stock on the Principal Market during the period beginning at 9:30:01 a.m., New York City time (or such other time as the Principal Market publicly announces as the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” function, or, if the foregoing does not apply, the dollar volume-weighted average price of the Common Stock in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for the Common Stock by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for the Common Stock as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.); provided that if the Weighted Average Price cannot be calculated for the Common Stock on a particular date on any of the foregoing bases, the Weighted Average Price of the Common Stock on such date shall be the Fair Market Value as reasonably determined by the Board of Directors of Company acting in good faith, with all such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction.

2.	Method of Payment.

The Company will pay interest and Liquidated Damages, if any, on this Security (except defaulted interest) to the Person who is the registered Holder of this Security at the close of business on February 1 or August 1 (August     , 2010 in the case of the August 15, 2010 interest payment date in respect of Securities originally issued on August     , 2010), as the case may be, next preceding the related interest payment date. Subject to the terms and conditions of the Indenture, the Company will make payments in respect of the Principal Amount of Securities to be converted in a Mandatory Conversion, the Make Whole Premium, the Fundamental Change Purchase Price and the Principal Amount at Stated Maturity (or such earlier time as may be required following an Event of Default), as the case may be, to the Holder who surrenders a Security to (x) the Paying Agent with respect to payments in cash in respect of the Fundamental

A-3-5

Change Purchase Price and the Principal Amount at Stated Maturity (or such earlier time as may be required following an Event of Default) or (y) the Conversion Agent with respect to shares of Common Stock to be delivered in connection with a Mandatory Conversion or the payment of the Make Whole Premium upon the conversion of the Securities pursuant to a Mandatory Conversion or a conversion at the option of the Holder. The Company will pay all cash amounts due on the Securities in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay interest, Liquidated Damages, if any, Fundamental Change Purchase Price and the Principal Amount at Stated Maturity (or such earlier time as may be required following an Event of Default), as the case may be, to the extent such amounts are permitted by the terms of this Security and the Indenture to be paid in cash, by check or wire payable in such money; provided, however, that a Holder holding Securities with an aggregate Principal Amount in excess of $1,000,000 will be paid by wire transfer in immediately available funds at the election of such Holder. The Company may mail an interest check for the payment of cash interest to the Holder’s registered address. Notwithstanding the foregoing, so long as this Security is registered in the name of a Depositary or its nominee, all payments of cash hereon shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee.

3.	Paying Agent, Conversion Agent and Registrar.

Initially, U.S. Bank National Association (the “Trustee”) will act as Paying Agent, Conversion Agent and Registrar. The Company may appoint and change any Paying Agent, Conversion Agent or Registrar without notice, other than notice to the Trustee; provided that the Company will maintain at least one Paying Agent in the State of New York, City of New York, Borough of Manhattan, which shall initially be an office or agency of the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Conversion Agent or Registrar.

4.	Indenture.

The Company issued the Securities under an Indenture dated as of February 23, 2010 (as amended or supplemented from time to time in accordance with the terms thereof and of this Security, the “Indenture”), between the Company and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect from time to time (the “TIA”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all such terms, and Securityholders are referred to the Indenture and the TIA for a statement of those terms.

The Securities are limited to $70,000,000 aggregate Principal Amount (subject to Section 2.07 of the Indenture).

5.	Redemption and Mandatory Conversion at the Option of the Company.

No sinking fund is provided for the Securities. The Securities are not redeemable prior to the Stated Maturity; provided, however, that the Company may elect to cause the Securities to be converted into shares of Common Stock (a “Mandatory Conversion”) from and

A-3-6

after the two (2) year anniversary of the date of the Indenture, whereupon the Securities shall be convertible into shares of Common Stock as a whole, or from time to time in part, in any integral multiple of $1,000, at the option of the Company, if the Last Reported Sale Price of the Common Stock has been at least 150% of the Conversion Price in effect on the applicable Trading Day for at least twenty (20) Trading Days during any thirty (30) consecutive Trading Day period ending one Trading Day prior to the date on which the Company announces its election of a Mandatory Conversion in accordance with the requirements of Section 3.03 of the Indenture, with the number of shares to be issued in connection with such Mandatory Conversion equal to the sum of (x) the Principal Amount of this Security (or portion thereof) subject to such Mandatory Conversion plus (y) accrued and unpaid Liquidated Damages, if any, on such Principal Amount accruing through but not including the Mandatory Conversion Date, divided by the Conversion Price in effect on the second (2nd) Business Day immediately preceding such Mandatory Conversion Date (subject to adjustments as set forth in Article X of the Indenture), plus the Make Whole Premium divided by the Make Whole Premium Conversion Price (plus such shares of Common Stock to be issued with respect to Restricted Interest, if any, to the extent not issued to the Holder of a Security (or portion thereof) subject to such Mandatory Conversion with respect to an interest payment date prior to such Mandatory Conversion Date); provided that, if the Mandatory Conversion Date is on or after an interest record date but on or prior to the related interest payment date, Liquidated Damages (other than any accrued and unpaid Liquidated Damages paid in shares as provided above), if any, will be payable to the Holders in whose names the Securities are registered at the close of business on the relevant record date in shares of Common Stock at the Conversion Price; provided, further, in each case, that in lieu of the issuance of fractional shares of Common Stock, the number of shares of Common Stock to be delivered to the Holder pursuant to this paragraph 5 shall be rounded up to the nearest whole share of Common Stock, and that such rounding shall be with respect to the sum of all shares of Common Stock issuable to the Holder with respect to all of the Securities (or portions thereof) of the Holder being converted in connection with such Mandatory Conversion or conversion at the option of the Holder. The date for the issuance of Common Stock in connection with a Mandatory Conversion shall be the fifteenth Trading Day after the date notice of a Mandatory Conversion in given to the Holder pursuant to paragraph 7 below (the “Mandatory Conversion Date”).

6.	Purchase by the Company at the Option of the Holder.

At the option of the Holder and subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase the Securities held by such Holder after the occurrence of a Fundamental Change of the Company for a Fundamental Change Purchase Price equal to 100% of the Principal Amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon, accruing up to but not including the Fundamental Change Purchase Date which Fundamental Change Purchase Price shall be paid in cash. Holders have the right to withdraw any Fundamental Change Purchase Notice by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture.

If cash sufficient to pay the Fundamental Change Purchase Price and accrued and unpaid interest and Liquidated Damages, if any, of all Securities or portions thereof to be purchased as of the Fundamental Change Purchase Date is deposited with the Paying Agent on the Business Day following the Fundamental Change Purchase Date, interest and Liquidated

A-3-7

Damages, if any, cease to accrue on such Securities (or portions thereof) immediately after such Fundamental Change Purchase Date, and the Holder thereof shall have no other rights as such other than the right to receive the Fundamental Change Purchase Price upon surrender of such Security.

7.	Notice of Mandatory Conversion.

Notice of Mandatory Conversion pursuant to paragraph 5 of this Security will be mailed as promptly as practicable, but in no event later than three (3) Business Days, after the date the Company has announced its election of a Mandatory Conversion in accordance with Section 3.03 of the Indenture. Such notice shall be given to each Holder of Securities to be so converted at the Holder’s registered address. If such number of shares of Common Stock sufficient to be issued in respect of the Principal Amount of the Securities (or portions thereof), plus accrued and unpaid Liquidated Damages, if any, thereon (accruing to but not including the date of such Mandatory Conversion), to be converted in such Mandatory Conversion on the Mandatory Conversion Date, and the shares to be issued in respect of the Make Whole Premium and Restricted Interest, if any, thereon, are deposited with the Conversion Agent for issuance and payment on the Mandatory Conversion Date, immediately after such Mandatory Conversion Date interest (other than past due accrued and unpaid interest) and Liquidated Damages, if any, on the Securities (or portions thereof) to be converted in such Mandatory Conversion shall cease to accrue. Securities in denominations larger than $1,000 of Principal Amount may be redeemed in part but only in integral multiples of $1,000 of Principal Amount.

8.	Conversion.

A Holder of a Security may convert such Security into shares of Common Stock of the Company in whole or in part, at any time and from time to time. The initial conversion price is $0.43 per share, subject to adjustment under certain circumstances as described in Article X of the Indenture (the “Conversion Price”), and the initial conversion rate is 2,325.5814 shares of Common Stock per $1,000 in principal amount of Securities. Subject to the limitations set forth below and in Section 10.16 of the Indenture, the number of shares issuable upon conversion of a Security is determined by dividing the principal amount converted by the Conversion Price in effect on the Conversion Date plus the number of shares, if any, issuable in respect to the Make Whole Premium. Upon conversion, no adjustment for interest, if any (except for the payment of the Make Whole Premium), or dividends will be made. No fractional shares will be issued upon conversion; in lieu thereof, the number of shares of Common Stock to be delivered to the Holder pursuant to this paragraph 8 shall be rounded up to the nearest whole share of Common Stock; provided that such rounding shall be with respect to the sum of all shares of Common Stock issuable to the Holder with respect to all of the Securities (or portions thereof) of the Holder being converted pursuant to a notice of conversion delivered by the Holder to the Conversion Agent described in the following paragraph on the date of conversion specified in such notice.

To convert a Security, a Holder must (a) complete and sign the conversion notice set forth below and deliver such notice to the Conversion Agent, (b) surrender the Security to the Conversion Agent, (c) furnish appropriate endorsements and transfer documents if required by the Registrar or the Conversion Agent, (d) pay any transfer or similar tax, if required and (e) if

A-3-8

the Security is held in book-entry form, complete and deliver to the Depositary appropriate instructions pursuant to the Depositary’s book-entry conversion programs. If a Holder surrenders a Security for conversion between the record date for the payment of an installment of interest and the next interest payment date, the Security must be accompanied by payment of an amount equal to the interest and Liquidated Damages, if any, payable on such interest payment date on the principal amount of the Security or portion thereof then converted; provided, however, that no such payment shall be required if such Security has been called for conversion on a Mandatory Conversion Date within the period between and including such record date and such interest payment date, or if such Security is surrendered for conversion on the interest payment date. A Holder may convert a portion of a Security equal to $1,000 or any integral multiple thereof.

A Security in respect of which a Holder has delivered a Fundamental Change Repurchase Notice exercising the option of such Holder to require the Company to repurchase such Security as provided in Section 3.07 of the Indenture may be converted only if such notice of exercise is withdrawn as provided above and in accordance with the terms of the Indenture.

Notwithstanding anything herein to the contrary, from the date of the Indenture through (i) but not including the two (2) year anniversary thereof, in no event shall the Holder be entitled to convert any portion of this Security in excess of that portion of this Security upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its Affiliates (as defined below) (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Security or the unexercised or unconverted portion of any other security of the Holder subject to a limitation on conversion analogous to the limitations contained herein in this clause (i)) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Security with respect to which the determination of this proviso is being made (including the payment of the Make Whole Premium in connection therewith), would result in beneficial ownership by the Holder and its Affiliates of any amount greater than 4.9% of the then outstanding shares of Common Stock (whether or not, at the time of such exercise, the Holder and its Affiliates beneficially own more than 4.9% of the then outstanding shares of Common Stock), and (ii) and including the Stated Maturity, in no event shall the Holder be entitled to convert any portion of this Security to the extent that such conversion would cause the Holder to hold or own greater than 9.9% of the total combined voting power of all classes of Voting Stock of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), taking into consideration the attribution rules set forth in Section 871(h)(3)(C) of the Code. As used herein, the term “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. For purposes of the proviso to the second preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso. The limitations set forth in clause (i) above may be waived by the Holder upon provision of no less than sixty-one (61) days prior notice to the Company. The limitations set forth in clause (ii) above may not be waived at any time by the Holder.

9.	Denominations; Transfer; Exchange.

A-3-9

The Securities are in fully registered form, without coupons, in denominations of $1,000 of Principal Amount and integral multiples of $1,000. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Securities selected for Mandatory Conversion (except, in the case of a Security to be converted in part, the portion of the Security not to be converted) or any Securities in respect of which a Fundamental Change Purchase Notice has been given and not withdrawn (except, in the case of a Security to be purchased in part, the portion of the Security not to be purchased).

10.	Persons Deemed Owners.

The registered Holder of this Security may be treated as the owner of this Security for all purposes.

11.	Unclaimed Money or Securities.

The Trustee and the Paying Agent shall return to the Company upon written request any money or securities held by them for the payment of any amount with respect to the Securities that remains unclaimed for two years, subject to applicable unclaimed property law. After return to the Company, Holders entitled to the money or securities must look to the Company, for payment as general creditors unless an applicable abandoned property law designates another person.

12.	Amendment; Waiver.

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Securities may be amended with the written consent of the Holders of at least a majority in aggregate Principal Amount of the Securities at the time outstanding and (ii) certain Defaults may be waived with the written consent of the Holders of a majority in aggregate Principal Amount of the Securities at the time outstanding. Subject to certain exceptions set forth in the Indenture, without the consent of any Securityholder, the Company and the Trustee may amend the Indenture or the Securities so long as such changes, other than those in clause (ii), do not adversely affect the interest of Securityholders (i) to cure any ambiguity, omission, defect or inconsistency, (ii) to comply with Article V or Section 10.12 of the Indenture, (iii) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee, or (iv) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

13.	Defaults and Remedies.

Under the Indenture, Events of Default include, in summary form, (i) default in the payment of any interest or Liquidated Damages, if any, on any Securities when the same becomes due and payable and such default continues for 30 days; (ii) default in payment of the Principal Amount or Fundamental Change Purchase Price in respect of the Securities when the same becomes due and payable; (iii) failure by the Company in the performance, or breach, of any of the Company’s other covenants in the Indenture which are not remedied within 45 days; (iv) defaults by the Company in the payment at final maturity (giving effect to any applicable

A-3-10

grace periods and any extension thereof) of the stated principal amount of any of the Company’s or its Subsidiaries indebtedness, or acceleration of the final stated maturity of any such indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 10 days of receipt by the Company or such Subsidiary of notice of any such acceleration) if the aggregate principal amount of such indebtedness aggregates $10,000,000 or more at any time; (v) the Company or a Significant Subsidiary fails to pay when due any final, non-appealable judgment (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $15,000,000, which judgments are not stayed, bonded or discharged within 60 days after its entry; (vi) failure by the Company to issue Common Stock upon conversion of Securities by a Holder or upon a Mandatory Conversion in accordance with the provisions of the Indenture and the Securities; (vii) a Guarantee by a Guarantor that is a Significant Subsidiary ceases to be or is asserted by the Company or any Guarantor not to be in full force and effect (other than in accordance with the terms of the Indenture and such Guarantees); and (viii) certain events of bankruptcy or insolvency.

Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in aggregate Principal Amount of the Securities at the time outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing Default (except a Default in payment of amounts specified in clause (i) or (ii) above) if it determines that withholding notice is in their interests.

14.	Trustee Dealings with the Company.

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

15.	No Recourse Against Others.

A director, officer, employee or shareholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Securityholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

16.	Authentication.

This Security shall not be valid until an authorized signatory of the Trustee manually signs the Trustee’s Certificate of Authentication on the other side of this Security.

17.	Abbreviations.

Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (“tenants in common”), TENENT (“tenants by the entireties”), JT

A-3-11

TEN (“Joint tenants with right of survivorship and not as tenants in common”), CUST (“custodian”) and U/G/M/A (“Uniform Gift to Minors Act”).

18.	Governing Law.

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THE INDENTURE AND THIS SECURITY.

The Company will furnish to any Securityholder upon written request and without charge a copy of the Indenture which has in it the text of this Security in larger type. Requests may be made to:

YRC Worldwide Inc.

10990 Roe Avenue

Overland Park, KS 66211

Attn.: Chief Financial Officer

A-3-12

ASSIGNMENT FORM

To assign this Security, fill in the form below: I or we assign and transfer this Security to:

(Insert assignee’s soc. sec. or tax ID no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint:
agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

A-3-13

CONVERSION NOTICE

To convert this Security into Common Stock of the Company, check the box [    ]

To convert only part of this Security, state the Principal Amount to be converted (which must be $1,000 or an integral multiple of $1,000):

If you want the stock certificate made out in another person’s name fill in the form below:

(Insert the other person’s soc. sec. tax ID no.)

(Print or type other person’s name, address and zip code)

Your Signature:

Date:

(Sign exactly as your name appears on the other side of this Security)

Signature Guaranteed

Participant in a Recognized Signature Guarantee Medallion Program

By:
Authorized Signatory

A-3-14

GUARANTEE

Subject to the limitations set forth in the Indenture, the Guarantors (as defined in the Indenture referred to in this Security and each hereinafter referred to as a “GUARANTOR,” which term includes any successor or additional Guarantor under the Indenture) have jointly and severally, irrevocably and unconditionally guaranteed (a) the due and punctual payment of the principal (and premium, if any) of and interest (including Liquidated Damages, if any, Restricted Interest paid in shares of Common Stock, if any, and Make Whole Premium, if any), on the Securities, whether at Stated Maturity, by acceleration, call for Mandatory Conversion, upon a Fundamental Change Offer, purchase or otherwise, (b) the due and punctual payment of interest on the overdue principal of and interest, on the Securities to the extent lawful, (c) the due and punctual performance of all other Obligations of the Company and the Guarantors to the Holders and to the Trustee under the Indenture and the Securities and (d) in case of any extension of time of payment or renewal of any Securities or any of such other Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration, call for Mandatory Conversion, upon a Fundamental Change Offer, purchase or otherwise.

Payment on each Security is guaranteed, jointly and severally, by the Guarantors pursuant to Article XI of the Indenture and reference is made to such Indenture for the precise terms of the Guarantees.

The Obligations of each Guarantor are limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under its Guarantee or pursuant to its contribution Obligations under the Indenture, result in the Obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under any applicable federal or state law or not otherwise being void, voidable or unenforceable under any applicable bankruptcy, reorganization, receivership, liquidation or other similar legislation or legal principles under any applicable federal or foreign law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

Guarantors may be released from their Guarantees upon the terms and subject to the conditions provided in the Indenture.

The Guarantee shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions in the Indenture.

This notation of Guarantee may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

A-3-15

GUARANTORS:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

A-3-16

SCHEDULE I

YRC WORLDWIDE INC.

6% Convertible Senior Notes due 2014

DATE	PRINCIPAL AMOUNT			NOTATION
[ ], 201[ ]	$	[	]

A-3-17

EXHIBIT A-4

[FORM OF CERTIFICATED SECURITY]

THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY AND THE COMMON STOCK DELIVERABLE UPON CONVERSION HEREOF MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT.

THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR AN ACCREDITED INVESTOR (AS DEFINED IN RULE 501 UNDER THE SECURITIES ACT) IN A TRANSACTION EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, (II) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

THE FOREGOING LEGEND MAY BE REMOVED FROM THIS SECURITY ON SATISFACTION OF THE CONDITIONS SPECIFIED IN THE INDENTURE.

A-4-1

YRC WORLDWIDE INC.

6% Convertible Senior Notes due 2014

No.: [ ]	CUSIP: 984249 AA0

Issue Date: [ ], 201[ ]	Principal Amount: $[ ]

YRC WORLDWIDE INC., a Delaware corporation, promises to pay to [            ] or registered assigns, the Principal Amount of [            ] Dollars ($[            ]), on February 15, 2014 (the “Stated Maturity”), subject to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place. This Security is convertible as specified on the other side of this Security.

Interest Payment Dates: February 15 and August 15, commencing August 15, 2010

Record Dates: February 1 and August 1 (August     , 2010 in the case of the August 15, 2010 interest payment date in respect of Securities originally issued on August     , 2010)

YRC WORLDWIDE INC.

By:
Name:
Title:

A-4-2

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:

[FORM OF REVERSE SIDE IS IDENTICAL TO EXHIBIT A-3]